Exhibit 99.1

Santeon Divests eBenefits Network Business

Sale Positions Company to Focus on Opportunities in Rapidly-Growing Agile Services and Outsourced Software Development Markets

RESTON, Va. - October 31, 2013 -- Santeon Group Inc. (OTCBB: SANT, “Santeon”) announced today that it has divested its eBenefits Network (“eBN”) to a group of investors, including Dr. Ash Rofail, Santeon’s Chief Executive Officer, for $500,000 in cash, subject to potential post-closing purchase price adjustments. The transaction closed on October 31, 2013.

“Divesting eBN enables Santeon to focus exclusively on its core Agile and outsourced software development services—areas we believe present the most compelling growth opportunities and that best leverage the core capabilities of the Company,” said Jason Frankl, independent member of the Board of Directors. “This transaction enhances Santeon’s focus on its strategic direction and value proposition.”

eBN is a cloud-based service that automates the employee benefits enrollment process by seamlessly and securely integrating an employer’s HR system with those of their benefit insurance carriers and providers. Under the agreement, the group will acquire eBN’s assets, including its intellectual property. Santeon will provide to eBN personnel, accounting, IT, HR and other support services for at least six months under a Master Services Agreement.

About Santeon Group Inc.
Santeon Group Inc. is a technology company headquartered in Northern Virginia with offices in Reston, Va., Tampa, Fla., Cairo, Egypt and Pune, India. Santeon offers products and services to optimize federal and commercial enterprise performance. Santeon’s goal is to serve emerging markets by providing technically superior products and solutions while reducing the cost of ownership and deployment of these solutions through a strong channel partner and distribution model. For more information please visit our web site at http://www.santeon.com.

Investor Relations Contact
Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212.896.1249 / 212.896.1206
jgoldberger@kcsa.com / rfink@kcsa.com